UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. )*

Under the Securities Exchange Act of 1934

Community Health Systems, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

203668108
(CUSIP Number)

November 5, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 203668108

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Accord+ Aggregator A, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,487,985 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,487,985 shares
9		aggregate amount beneficially owned by each reporting person
1,487,985 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
1.1%
12		type of reporting person (See Instructions)
PN

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Accord+ Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,487,985 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,487,985 shares
9		aggregate amount beneficially owned by each reporting person
1,487,985 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
1.1%
12		type of reporting person (See Instructions)
PN

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Master Fund Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
4,548,342 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
4,548,342 shares
9		aggregate amount beneficially owned by each reporting person
4,548,342 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.3%
12		type of reporting person (See Instructions)
CO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Fund Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
4,548,342 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
4,548,342 shares
9		aggregate amount beneficially owned by each reporting person
4,548,342 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.3%
12		type of reporting person (See Instructions)
OO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Operating LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
4,548,342 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
4,548,342 shares
9		aggregate amount beneficially owned by each reporting person
4,548,342 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.3%
12		type of reporting person (See Instructions)
PN

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Capital LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
4,548,342 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
4,548,342 shares
9		aggregate amount beneficially owned by each reporting person
4,548,342 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.3%
12		type of reporting person (See Instructions)
OO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
ST Management Holdings, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
4,548,342 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
4,548,342 shares
9		aggregate amount beneficially owned by each reporting person
4,548,342 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.3%
12		type of reporting person (See Instructions)
OO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Absolute Return Aggregator A, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
431,992 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
431,992 shares
9		aggregate amount beneficially owned by each reporting person
431,992 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.3%
12		type of reporting person (See Instructions)
PN

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Absolute Return Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
431,992 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
431,992 shares
9		aggregate amount beneficially owned by each reporting person
431,992 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.3%
12		type of reporting person (See Instructions)
PN

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Absolute Return Management, GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
431,992 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
431,992 shares
9		aggregate amount beneficially owned by each reporting person
431,992 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.3%
12		type of reporting person (See Instructions)
OO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
56,733 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
56,733 shares
9		aggregate amount beneficially owned by each reporting person
56,733 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Credit Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
56,733 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
56,733 shares
9		aggregate amount beneficially owned by each reporting person
56,733 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo SA Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
58,654 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
58,654 shares
9		aggregate amount beneficially owned by each reporting person
58,654 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo PPF Credit Strategies, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
338,349 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
338,349 shares
9		aggregate amount beneficially owned by each reporting person
338,349 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.2%
12		type of reporting person (See Instructions)
OO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo PPF Credit Strategies Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
338,349 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
338,349 shares
9		aggregate amount beneficially owned by each reporting person
338,349 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.2%
12		type of reporting person (See Instructions)
OO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
7,089,604 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
7,089,604 shares
9		aggregate amount beneficially owned by each reporting person
7,089,604 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
5.1%
12		type of reporting person (See Instructions)
PN

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
7,089,604 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
7,089,604 shares
9		aggregate amount beneficially owned by each reporting person
7,089,604 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
5.1%
12		type of reporting person (See Instructions)
OO

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
7,089,604 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
7,089,604 shares
9		aggregate amount beneficially owned by each reporting person
7,089,604 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
5.1%
12		type of reporting person (See Instructions)
PN

CUSIP No. 203668108

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
7,089,604 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
7,089,604 shares
9		aggregate amount beneficially owned by each reporting person
7,089,604 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
5.1%
12		type of reporting person (See Instructions)
OO

Item 1.	(a)	Name of Issuer

Community Health Systems, Inc.

(b)	Address of Issuer’s Principal Executive Offices

4000 Meridian Boulevard, Franklin, Tennessee 37067

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Apollo Accord+ Aggregator A, L.P. (“Accord+”); (ii) Apollo Accord+ Management, L.P. (“Accord+ Management”); (iii) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”); (iv) Apollo ST Fund Management LLC (“ST Management”); (v) Apollo ST Operating LP (“ST Operating”); (vi) Apollo ST Capital LLC (“ST Capital”); (vii) ST Management Holdings, LLC (“ST Management Holdings”); (viii) Apollo Credit Strategies Absolute Return Aggregator A, L.P. (“Absolute Return”); (ix) Apollo Credit Strategies Absolute Return Management, L.P. (“Absolute Return Management”); (x) Apollo Credit Strategies Absolute Return Management GP, LLC (“Absolute Return Management GP”); (xi) Apollo Credit Management, LLC (“ACM”); (xii) Apollo Capital Credit Management, LLC (“ACCM”); (xiii) Apollo SA Management, LLC (“SA Management”); (xiv) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”); (xv) Apollo PPF Credit Strategies Management, LLC (“PPF Management”); (xvi) Apollo Capital Management, L.P. (“Capital Management”); (xvii) Apollo Capital Management GP, LLC (“Capital Management GP”); (xviii) Apollo Management Holdings, L.P. (“Management Holdings”); and (xix) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

Accord+, Credit Strategies, Absolute Return, and PPF Credit Strategies each hold securities of the Issuer.

Accord+ Management serves as the investment manager of Accord+. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital. Absolute Return Management serves as the investment manager of Absolute Return. Absolute Return Management GP is the general partner of Absolute Return Management.

ACM provides investment management services for FASF Franklin K2 Alternative Strategies Fund (“FASF-Franklin K2”). ACCM is the sole member of ACM.

SA Management provides investment management services for Franklin Templeton Investment Funds - Franklin K2 Alternative Strategies Fund (“FTIF-Franklin K2”).

PPF Management serves as the investment manager of PPF Credit Strategies.

Capital Management serves as the sole member of ACCM, Absolute Return Management GP, PPF Management, and SA Management, the sole member and manager of ST Management Holdings, the sole limited partner of Accord+ Management, and provides investment management services for K2 Apollo Credit Master Fund Ltd. (“K2 Apollo”). Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The principal office of each of Accord+, Accord+ Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Absolute Return, Absolute Return Management, Absolute Return Management GP, ACM, ACCM, SA Management, PPF Management, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 41st Floor, New York, New York 10019. The principal office of PPF Credit Strategies is 100 West Putnam Avenue, Greenwich, Connecticut 06830. The principal office of Credit Strategies is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.

(c)	Citizenship

Credit Strategies is an exempted company incorporated in the Cayman Islands with limited liability. Accord+ and Absolute Return are each a Cayman Islands exempted limited partnership. PPF Credit Strategies, ST Management, ST Capital, ST Management Holdings, Absolute Return Management GP, ACM, ACCM, SA Management, PPF Management, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company. ST Operating, Accord+ Management, Absolute Return Management, Capital Management, and Management Holdings are each a Delaware limited partnership.

(d)	Title of Class of Securities

Common Stock, par value $0.01 per share (the “Common Stock”).

(e)	CUSIP Number

203668108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information of the Common Stock is reported as of November 5, 2024.

(a)	Amount beneficially owned:

Accord+	1,487,985
Accord+ Management	1,487,985
Credit Strategies	4,548,342
ST Management	4,548,342
ST Operating	4,548,342
ST Capital	4,548,342
ST Management Holdings	4,548,342
Absolute Return	431,992
Absolute Return Management	431,992
Absolute Return Management GP	431,992
ACM	56,733
ACCM	56,733
SA Management	58,654
PPF Credit Strategies	338,349
PPF Management	338,349
Capital Management	7,089,604
Capital Management GP	7,089,604
Management Holdings	7,089,604
Management Holdings GP	7,089,604

Accord+, Credit Strategies, Absolute Return, and PPF Credit Strategies each disclaim beneficial ownership of all shares of Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. Accord+ Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Absolute Return Management, Absolute Return Management GP, ACM, ACCM, SA Management, PPF Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Scott Kleinman, James Zelter and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Accord+	1.1%
Accord+ Management	1.1%
Credit Strategies	3.3%
ST Management	3.3%
ST Operating	3.3%
ST Capital	3.3%
ST Management Holdings	3.3%
Absolute Return	0.3%
Absolute Return Management	0.3%
Absolute Return Management GP	0.3%
ACM	0.0%
ACCM	0.0%
SA Management	0.0%
PPF Credit Strategies	0.2%
PPF Management	0.2%
Capital Management	5.1%
Capital Management GP	5.1%
Management Holdings	5.1%
Management Holdings GP	5.1%

The percentages are based on 138,948,058 shares of Common Stock outstanding as of October 18, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on October 24, 2024.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

Accord+	1,487,985
Accord+ Management	1,487,985
Credit Strategies	4,548,342
ST Management	4,548,342
ST Operating	4,548,342
ST Capital	4,548,342
ST Management Holdings	4,548,342
Absolute Return	431,992
Absolute Return Management	431,992
Absolute Return Management GP	431,992
ACM	56,733
ACCM	56,733
SA Management	58,654
PPF Credit Strategies	338,349
PPF Management	338,349
Capital Management	7,089,604
Capital Management GP	7,089,604
Management Holdings	7,089,604
Management Holdings GP	7,089,604

(iii)	Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

Accord+	1,487,985
Accord+ Management	1,487,985
Credit Strategies	4,548,342
ST Management	4,548,342
ST Operating	4,548,342
ST Capital	4,548,342
ST Management Holdings	4,548,342
Absolute Return	431,992
Absolute Return Management	431,992
Absolute Return Management GP	431,992
ACM	56,733
ACCM	56,733
SA Management	58,654
PPF Credit Strategies	338,349
PPF Management	338,349
Capital Management	7,089,604
Capital Management GP	7,089,604
Management Holdings	7,089,604
Management Holdings GP	7,089,604

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 13, 2024

APOLLO ACCORD+ AGGREGATOR A, L.P.

By:	Apollo Accord+ Advisors, L.P.,
its general partner

By:	Apollo Accord+ Advisors GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ACCORD+ MANAGEMENT, L.P.

By:	Apollo Accord+ Advisors GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN AGGREGATOR A, L.P.

By:	Apollo Credit Strategies Absolute Return Advisors, L.P.,
its general partner

	By:	Apollo Credit Strategies Absolute Return Advisors GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN MANAGEMENT, L.P.

By:	Apollo Credit Strategies Absolute Return Advisors GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	Apollo Capital Credit Management, LLC,
its sole member

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO SA MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo PPF Credit Strategies Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO PPF CREDIT STRATEGIES MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

EXHIBIT 1

JOINT FILING AGREEMENT

COMMUNITY HEALTH SYSTEMS, INC.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13G and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of November 13, 2024.

APOLLO ACCORD+ AGGREGATOR A, L.P.

By:	Apollo Accord+ Advisors, L.P.,
its general partner

By:	Apollo Accord+ Advisors GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ACCORD+ MANAGEMENT, L.P.

By:	Apollo Accord+ Advisors GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN AGGREGATOR A, L.P.

By:	Apollo Credit Strategies Absolute Return Advisors, L.P.,
its general partner

	By:	Apollo Credit Strategies Absolute Return Advisors GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN MANAGEMENT, L.P.

By:	Apollo Credit Strategies Absolute Return Advisors GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	Apollo Capital Credit Management, LLC,
its sole member

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO SA MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo PPF Credit Strategies Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO PPF CREDIT STRATEGIES MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President